Exhibit 99.1

 PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FIRST-QUARTER RESULTS

•	Earnings per diluted share: operating income* up 5 percent to $1.85, net income $1.17

•	Reported net premiums increased 7 percent; up 10 percent net of foreign currency

•	Approximately 1.2 million shares repurchased for $105 million during the quarter

•	Net adverse foreign currency effect of $0.10 per diluted share

ST. LOUIS, April 28, 2016 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported operating income* of $120.8 million, or $1.85 per diluted share, compared with $121.8 million, or $1.77 per diluted share, in the prior-year quarter. Net income totaled $76.5 million, or $1.17 per diluted share, compared to $125.1 million, or $1.81 per diluted share, the year before.

	Quarterly Results
($ in thousands, except per share data)	2016	2015
Net premiums	$2,157,005	$2,023,852
Net income	76,472	125,114
Net income per diluted share	1.17	1.81
Operating income*	120,750	121,778
Operating income per diluted share*	1.85	1.77
Book value per share	104.88	107.62
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	84.11	79.26
Total assets	52,186,624	44,666,938

*	See ‘Use of Non-GAAP Financial Measures’ below

Consolidated net premiums totaled $2.2 billion this quarter, up 7 percent from last year’s first quarter. Current-period premiums reflect net adverse foreign currency effects of approximately $70.2 million. Excluding those effects, premiums increased 10 percent versus the prior-year quarter. Investment income decreased 2 percent to $417.3 million this period, primarily attributable to a $51.1 million decrease in the fair value of options contracts that are included in funds withheld at interest on the consolidated balance sheet and support the crediting rates for equity-indexed annuities. The average investment yield, excluding spread businesses, was down 32 basis points to 4.46 percent from the first quarter of 2015, and 50 basis points lower than the fourth-quarter yield, due primarily to higher prepayment and variable investment income in the prior periods and higher investment income associated with a block transaction in the fourth quarter that included investment income retroactive to the beginning of that year.

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The effective tax rate on operating income was approximately 32 percent this quarter, below an expected range of 34 percent to 35 percent for the full year, due primarily to generating a greater-than-expected portion of earnings in jurisdictions that have lower income tax rates than the U.S. statutory rate.

Greig Woodring, chief executive officer, commented, “We are off to a good start in 2016, with a solid first quarter. There were no major surprises in the quarter, and we remain optimistic about our earnings potential and returns over time. Operating earnings of $1.85 per diluted share were up 5 percent over last year's first quarter and would have been up 10 percent before the sizable negative effect of foreign currency movements totaling $0.10.”

Woodring continued, “Most relevant was the fact that our U.S. Traditional operations reported more consistent results in the seasonally weak first quarter following unusually high claims in our U.S. Individual Mortality business in the year-ago period. Results this year rebounded significantly and were more in line with our expectations. Our Asia Pacific segment was particularly strong, while claims flow in Canada and the U.K. was somewhat elevated, all normal volatility that occurs from quarter to quarter. More important, we have good balance overall, and our global model and diversified sources of earnings continue to serve us well.

“We repurchased 1.2 million shares in the quarter, and we continue to pursue a balanced approach to capital management in terms of deployment into in-force and other attractive transactions, share repurchases and shareholder dividend increases over time. We did not close on any major deployment transactions in the quarter, but the activity pipeline and environment continue to be strong.

“Looking forward, the macroeconomic environment remains challenging for the global life insurance industry, but we continue to see good demand from clients for our solutions. We expect to continue to execute in both our traditional and transaction businesses.”

SEGMENT RESULTS

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported pre-tax operating income of $53.2 million, compared with $20.3 million in the first quarter of 2015. Mortality results were generally in line with our expectations, whereas last year’s first quarter was affected by a higher-than-expected number and average size of individual mortality claims. Pre-tax net income totaled $51.1 million for the quarter, compared with $17.8 million in last year’s first quarter.

Traditional net premiums increased 11 percent from last year's first quarter to $1,234.4 million, including the effect of in-force transactions that occurred over the past year.

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Non-Traditional

The Asset-Intensive business reported pre-tax operating income of $45.3 million compared with $40.3 million last year. Current-period results were at the low end of an expected range due to a combination of minor items. Overall, investment spreads were generally consistent with expectations. First-quarter pre-tax net losses totaled $30.8 million compared to pre-tax net income of $42.1 million a year ago, primarily attributable to realized losses from investment impairments, changes in the value of embedded derivatives and equity market effects.

The Financial Reinsurance business continued to perform well, reporting pre-tax operating income and pre-tax net income of $15.9 million, up from $12.4 million the year before, due to the ongoing effect of strong new business produced in the second half of 2015.

Canada

Traditional

The Canada Traditional segment reported pre-tax operating income of $19.4 million this quarter, up from $17.2 million the year before. Mortality experience was slightly worse than expected this year, but better than the very unfavorable experience a year ago. The negative effect of a weaker Canadian dollar was significant in the quarter, adversely affecting pre-tax operating income by $3.7 million. Pre-tax net income totaled $20.1 million compared with $22.7 million in the first quarter of 2015.

Reported net premiums increased 1 percent to $215.5 million and increased 12 percent on an original currency basis.

Non-Traditional

The Canada Non-Traditional business segment, which consists of longevity and fee-based transactions, reported pre-tax operating income and pre-tax net income of $0.6 million this quarter and $4.1 million in the prior-year quarter. This year’s results reflected unfavorable experience on longevity treaties, whereas last year's experience was favorable. Pre-tax operating income included an adverse effect of $0.6 million due to a relatively weaker Canadian dollar.

Europe, Middle East and Africa (EMEA)

Traditional

The EMEA Traditional segment reported a pre-tax operating loss of $1.1 million versus pre-tax operating income of $10.4 million in last year’s first quarter. Current-period results include unfavorable claims experience, most notably in the U.K, but consistent with seasonal volatility. First-quarter pre-tax net loss totaled $1.1 million versus a pre-tax net income of $10.5 million in the year-ago quarter.

Net reported premiums increased 2 percent and totaled $276.4 million, compared with $269.7 million in last year's first quarter. Net premiums were up 11 percent in original currencies.

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Non-Traditional

The EMEA Non-Traditional business segment includes longevity, asset-intensive and fee-based transactions. Pre-tax operating income increased to $25.6 million compared to $18.6 million in the year-ago period. The stronger current-period results reflect favorable longevity experience in the U.K. Net foreign currency fluctuations adversely affected pre-tax operating income by $2.0 million. Pre-tax net income totaled $25.4 million this quarter, compared with $19.6 million in last year’s first quarter.

Asia Pacific

Traditional

The Asia Pacific Traditional segment reported strong pre-tax operating income of $41.1 million, compared with the unusually strong results of $52.6 million in the prior-year period. This quarter’s results reflect a strong quarter in Australia, with solid results collectively across the Asian operations, most notably Japan. Net foreign currency exchange rate fluctuations had an adverse effect of $2.7 million on pre-tax operating income. The prior-year quarter was driven by unusually favorable experience in Australia and strong results across most other geographies. First-quarter pre-tax net income totaled $41.2 million compared with $52.6 million in last year’s first quarter.

Reported net premiums rose 1 percent to $374.1 million from $372.1 million in the prior-year period. Net premiums were up 6 percent in original currencies this quarter.

Non-Traditional

The Asia Pacific Non-Traditional business segment includes asset-intensive, fee-based and other various transactions. Pre-tax operating income in this segment totaled $7.4 million, down from $10.1 million last year, due to adverse experience on several treaties. Net foreign currency exchange rate fluctuations had a favorable effect of $0.3 million on pre-tax operating income. Pre-tax net income totaled $8.6 million this quarter and $10.1 million in the year-ago period.

Corporate and Other

The Corporate and Other segment’s pre-tax operating loss increased to $30.3 million from $5.7 million the year before, attributable mainly to higher operating expenses and lower investment income. Pre-tax net losses were $23.3 million this quarter versus $8.0 million a year ago.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.37, payable May 31 to shareholders of record as of May 10.

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Earnings Conference Call

A conference call to discuss first-quarter results will begin at 9 a.m. Eastern Time on Friday, April 29. Interested parties may access the call by dialing 1-877-718-5095 (domestic) or 719-325-4832 (international). The access code is 5076339. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay also will be available through May 7 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 5076339.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after‑tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income.

Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations
website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating income per diluted share is a non-GAAP financial measure calculated as operating income divided by weighted average diluted shares outstanding. Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

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About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, Turkey, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $3.1 trillion of life reinsurance in force, and assets of $52.2 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital and cost of capital, (2) the impairment of other financial institutions and its effect on the Company’s business,
(3) requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (4) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation or claims experience, (6) changes in the Company’s financial strength and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company’s current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (11) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (12) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to the Company’s initiatives, (18) the success of the Company’s clients, (19) successful execution of the Company’s entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) the Company’s ability to successfully integrate acquired blocks of business
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and entities, (22) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (23) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where the Company or its clients do business, (25) interruption or failure of the Company’s telecommunication, information technology or other operational systems, or the Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data stored on such systems, (26) changes in laws, regulations, and accounting standards applicable to the Company, its subsidiaries, or its business, (27) the effect of the Company’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, and (28) other risks and uncertainties described in this document and in the Company’s other filings with the SEC.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2015.

Investor Contact
Jeff Hopson
Senior Vice President - Investor Relations
(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2016	2015
GAAP net income	$76,472	$125,114
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(21,727)	(14,585)
Capital (gains) losses on funds withheld, included in investment income	(3,239)	(7,412)
Embedded derivatives:
Included in investment related (gains) losses, net	100,873	17,847
Included in interest credited	18,947	6,703
DAC offset, net	(50,036)	(5,819)
Investment income on unit-linked variable annuities	(265)	—
Interest credited on unit-linked variable annuities	265	—
Non-investment derivatives	(540)	(70)
Operating income	$120,750	$121,778

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2016	2015
Income before income taxes	$107,580	$184,125
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(31,968)	(20,946)
Capital (gains) losses on funds withheld, included in investment income	(4,983)	(11,402)
Embedded derivatives:
Included in investment related (gains) losses, net	155,189	27,458
Included in interest credited	29,149	10,313
DAC offset, net	(76,978)	(8,951)
Investment income on unit-linked variable annuities	(408)	—
Interest credited on unit-linked variable annuities	408	—
Non-investment derivatives	(831)	(108)
Pre-tax operating income	$177,158	$180,489

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31, 2016
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America Operations:
Traditional	$51,098	$65		$2,035		$53,198
Non-Traditional:
Asset Intensive	(30,830)	(16,082)	(1)	92,180	(2)	45,268
Financial Reinsurance	15,934	—		—		15,934
Total U.S. and Latin America	36,202	(16,017)		94,215		114,400
Canada Operations Traditional	20,095	(731)		—		19,364
Canada Operations Non-Traditional	592	—		—		592
Canada Operations	20,687	(731)		—		19,956
EMEA Traditional	(1,116)	(5)		—		(1,121)
EMEA Non-Traditional	25,424	187		—		25,611
EMEA Operations	24,308	182		—		24,490
Asia Pacific Traditional	41,160	(16)		—		41,144
Asia Pacific Non-Traditional	8,553	(1,111)		—		7,442
Asia Pacific Operations	49,713	(1,127)		—		48,586
Corporate and Other	(23,330)	(6,944)		—		(30,274)
Consolidated	$107,580	$(24,637)		$94,215		$177,158

(1)	Asset Intensive is net of $13,145 DAC offset.

(2)	Asset Intensive is net of $(90,123) DAC offset.

(Unaudited)	Three Months Ended March 31, 2015
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America Operations:
Traditional	$17,843	$1		$2,472		$20,316
Non-Traditional:
Asset Intensive	42,140	(23,392)	(1)	21,586	(2)	40,334
Financial Reinsurance	12,365	—		—		12,365
Total U.S. and Latin America	72,348	(23,391)		24,058		73,015
Canada Operations Traditional	22,727	(5,554)		—		17,173
Canada Operations Non-Traditional	4,131	—		—		4,131
Canada Operations	26,858	(5,554)		—		21,304
EMEA Traditional	10,482	(49)		—		10,433
EMEA Non-Traditional	19,634	(999)		—		18,635
EMEA Operations	30,116	(1,048)		—		29,068
Asia Pacific Traditional	52,648	—		—		52,648
Asia Pacific Non-Traditional	10,145	(21)		—		10,124
Asia Pacific Operations	62,793	(21)		—		62,772
Corporate and Other	(7,990)	2,320		—		(5,670)
Consolidated	$184,125	$(27,694)		$24,058		$180,489

(1)	Asset Intensive is net of $4,762 DAC offset.

(2)	Asset Intensive is net of $(13,713) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

(Unaudited)	Three Months Ended March 31,
	2016	2015
Diluted earnings per share from operating income	$1.85	$1.77
Earnings per share from net income:
Basic earnings per share	$1.18	$1.84
Diluted earnings per share	$1.17	$1.81
Weighted average number of common and common equivalent shares outstanding	65,217	68,942

(Unaudited)	At or for the Three Months Ended March 31,
	2016	2015
Treasury shares	15,073	12,669
Common shares outstanding	64,065	66,439
Book value per share outstanding	$104.88	$107.62
Book value per share outstanding, before impact of AOCI	$84.11	$79.26

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2016	2015
Revenues:
Net premiums	$2,157,005	$2,023,852
Investment income, net of related expenses	417,266	426,891
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(33,817)	(2,527)
Other investment related gains (losses), net	(87,069)	10,110
Total investment related gains (losses), net	(120,886)	7,583
Other revenue	59,183	62,287
Total revenues	2,512,568	2,520,613
Benefits and expenses:
Claims and other policy benefits	1,886,764	1,775,451
Interest credited	87,905	120,678
Policy acquisition costs and other insurance expenses	233,763	277,043
Other operating expenses	157,424	121,618
Interest expense	32,807	35,627
Collateral finance and securitization expense	6,325	6,071
Total benefits and expenses	2,404,988	2,336,488
Income before income taxes	107,580	184,125
Provision for income taxes	31,108	59,011
Net income	$76,472	$125,114
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